Exhibit 10.42

Addendum XIV
to
Sprint PCS Management Agreement and
Sprint PCS Services Agreement

Dated as of November 19, 2012

Manager:	SHENANDOAH PERSONAL COMMUNICATIONS, LLC
(successor in interest to Shenandoah Personal Communications Company)

Service Area BTAs:	Altoona, PA #12
Hagerstown, MD-Chambersburg, PA-Martinsburg, WV #179
Harrisburg, PA #181
Harrisonburg, VA #183
Washington, DC (Jefferson County, WV only) #471
Winchester, VA #479
York-Hanover, PA #483

This Addendum XIV (this "Addendum") contains amendments to the Sprint PCS Management Agreement, dated November 5, 1999, between Sprint Spectrum L.P., WirelessCo, L.P., APC PCS, LLC, PhillieCo, L.P., Sprint Communications Company L.P. and Shenandoah Personal Communications Company (predecessor in interest to Shenandoah Personal Communications, LLC) (the "Management Agreement''), the Sprint PCS Services Agreement, dated November 5, 1999, between Sprint Spectrum L.P. and Shenandoah Personal Communications Company (the "Services Agreement''), the Sprint Trademark and Service Mark License Agreement(s) and the Schedule of Definitions, dated November 5, 1999, attached to the Management Agreement (the "Schedule of Definitions"). The Management Agreement, the Services Agreement, the Trademark License Agreements and the Schedule of Definitions were amended by:

(1)	Addendum I dated as of November 5, 1999,

(2)	Addendum II dated as of August 31, 2000,

(3)	Addendum III dated as of September 26, 2001,

(4)	Addendum IV dated as of May 22, 2003,

(5)	Addendum V dated as of January 30, 2004,

(6)	Addendum VI dated as of May 24, 2004,

(7)	Addendum VII dated as of March 13, 2007,

(8)	Addendum VIII dated as of September 28, 2007;

(9)	Addendum IX dated as of April14, 2009;

(10)	Addendum X dated as of March 15, 2010;

(11)	Addendum XI dated as of July 7, 2010;

(12)	Addendum XII dated as of February 1, 2012; and

(13)	Addendum XIII dated September 12, 2012.

Shenandoah Personal Communications Company, a Virginia corporation, was the original Manager under the Management Agreement, the Services Agreement, the Trademark License Agreements and the Schedule of Definitions. Effective April 1, 2012, Shenandoah Personal Communications Company was converted to a Virginia limited liability company known as Shenandoah Personal Communications, LLC. Shenandoah Personal Communications, LLC has succeeded to the interest of Manager under the Management Agreement, the Services Agreement, the Trademark License Agreements, and the Schedule of Definitions.

The terms and provisions of this Addendum control over any conflicting terms and provisions contained in the Management Agreement, the Services Agreement, the Trademark License Agreements or the Schedule of Definitions. The Management Agreement,

the Services Agreement, the Trademark License Agreements, the Schedule of Definitions and all prior addenda continue in full force and effect, except for the express modifications made in this Addendum. This Addendum does not change the effective date of any prior amendment made to the Management Agreement, the Services Agreement, the Trademark License Agreements or the Schedule of Definitions through previously executed addenda.

Capitalized terms used and not otherwise defined in this Addendum have the meaning ascribed to them in the Schedule of Definitions or in prior addenda. Section and Exhibit references are to sections and Exhibits of the Management Agreement unless otherwise noted.

This Addendum is effective on the date written above (the "Effective Date").

On the Effective Date, the Management Agreement, and the Schedule of Definitions are amended as follows:

Management Agreement

1.             The last paragraph of Section 1.1 of the Management Agreement is amended to read as follows:

Subject to the terms and conditions of this agreement, including, without limitation, Sections 1.9, 9.5 and 12.1.2, Sprint PCS has the right to unfettered access to the Service Area Network to be constructed  by Manager under this agreement. Except with respect to the payment obligations under Sections 1.4, 1.9.2, 1.10,3.1.7,4.4,9.3, 10.2, 10.5, 10.6, 10.8, 10.9, 12.1.2 and Article XIII of this agreement, Sections 2.1.1(d), 2.1.2(b), 3.2, 3.3, 3.4, 5.1.2 and Article VI of the Services Agreement and any payments arising as a result of any default of the parties' obligations under this agreement and the Services Agreement, the Fee Based on Billed Revenue described in Section 10.2.1 of this agreement, the Prepaid Management Fee described in 10.2.7.3 of this Agreement, the LTE Fee described in Section 10.2.7.4 of this Agreement, the Command Center Fee described in Section 10.2.7.5 of this Agreement and the Net Service Fee, the Prepaid CPGA Fee and Prepaid CCPU Fees described in Section 3.2 of the Services Agreement will constitute the only payments between the parties under the Management Agreement, the Services Agreement and the Trademark License Agreements.

2.             Section 2.3(d) (i) of the Management Agreement is deleted in its entirety and replaced with the following:

(i)            Sprint PCS and its Related Parties may cause Sprint PCS Products and Services, Command Center Products and Services and Prepaid Products and Services to be sold in the Service Area, through the Sprint PCS National Accounts Program Requirements and the Sprint PCS National, or Regional Distribution Program Requirements and may allow its distributors of iDEN Products and Services in the Service Area to sell Sprint PCS Products and Services and Prepaid Products and Services to customers that previously purchased iDEN Products and/or iDEN Services. Additionally, Sprint PCS may sell Prepaid Products and Services and Prepaid Network Vision Products and Services in the Service Area through: (i) Prepaid National and Regional Distributors set forth on Exhibit 4.1 Attachment B-1; and (ii) local indirect dealers authorized pursuant to any applicable master agent agreement entered by Sprint PCS or its Related Part(ies) with a master agent in effect from time to time (the "Master Agent Agreement") including, but not limited to a Fourth Amended and Restated Master Agent Agreement between Virgin Mobile USA, L.P. ("VMU") and Actify LLC, dated July 31,2009  as it may be amended, supplemented or replaced.

3.             Section 3.1.9 is added to the Management Agreement:

3.1.9 Command Center Products and Services. Sprint PCS may sell Command Center Products and Services to Command Center Customers located within and outside of the Service Area for use within and outside of the Service Area. Command Center Products and Services will not initially be designated as Sprint PCS Products and Services and Manager will not be authorized to sell Command Center Products and Services under this Management Agreement at this time. Due to the current difficulty and expense of tracking revenues and costs at the device level, Sprint PCS and Manager have agreed that as of the Effective Date, Sprint PCS will be entitled to all Command Center Revenue, subject to payment by Sprint PCS to Manager of the Command Center Fee. Manager will be compensated for any sale and use of Command Center Products and Services in the Service Area after the Effective Date solely in accordance with Section 10.2.7.5 of this Management Agreement. Sprint PCS may in the future elect to designate Command Center Products and Services as Sprint PCS Products and Services or Additional Products and Services.

4.             The first sentence of the second paragraph of Section 10.2 is deleted and replaced with the following:

"Billed Revenue" is all customer account activity (e.g., all activity billed, attributed or otherwise reflected in the customer account) during the calendar month for which the fees and payments are being calculated (the "Billed Month") for Sprint PCS Products and Services (including Network Vision Products and Services, but excluding Prepaid Network Vision Products and Services) related to all Customer accounts assigned to the Service Area except (i) Outbound Roaming Fees, (ii) amounts handled separately in this section 10 (including the amounts in Section 10.2.3 through 10.2.7, 10.4 and 10.8), (iii) amounts collected from Customers and paid to governmental or regulatory authorities (e.g. Customer Taxes and USF Charges); and (iv) other amounts identified in this agreement as not included in Billed Revenue (these amounts being "Manager Accounts"). Prepaid Revenue (including revenue associated with Prepaid Migrated Accounts and Prepaid Network Vision Products and Services) and Command Center Revenue are not included in Billed Revenue.

5.             Section 10.2.7.5 is added to the Management Agreement:

10.2.7.5 Command Center Fee. Sprint PCS will remit monthly to Manager the Command Center Fee. The Command Center Fee rates will be updated annually. The next annual update will occur, if applicable, January 1, 2013.

Schedule of Definitions

6.             The Schedule of Definitions is revised to including the following:

"Command Center Fee" means the fee payable by Sprint PCS to Manager to compensate Manager for the data traffic on the Service Area Network generated by users of Command Center Products and Services.Beginning on the Effective Date, the Command Center Fee is: (i) a portion of Shared Command Center Revenue based on the Covered Pop Ratio, less (ii) a portion of amounts payable by Sprint PCS to third parties or Related Parties for roaming or for network usage by 40 Command Center Customers based on the Covered Pop Ratio. The Parties acknowledge that 4G network usage will not be initially enabled or tracked for purposes of subsection (ii) above, however, Sprint PCS reserves the right during the Term to equitably allocate costs payable by Sprint PCS to third parties or Related Parties for 4G network usage by Command Center Customers.

"Covered Pop Ratio" means the ratio of covered pops in the Service Area Network compared to the total number of covered pops in the Sprint PCS Network as determined by Sprint PCS in its sole discretion. The Covered Pop Ratio as of the Effective Date is 0.80%.

"Command Center Products and Services" means Sprint branded wireless products and services designated by Sprint PCS as "Command Center" wherever sold that are reasonably determined by Sprint PCS to be capable of use or physical location in the Service Area and which are managed via the Sprint Command Center platform.

"Command Center Customer" mean customers that purchase Command Center Products and Services. Command Center Customers are not included in calculation of Net Service Fees for purposes of Section 3.2 of the Services Agreement.

"Command Center Revenue" means all Command Center Customer account activity (e.g., all network activity and fees billed, attributed to, derived from, or otherwise associated with or reflected in the Command Center Customer account) during the calendar month for which the activity, fees and payments are being calculated. Command Center Revenue is determined by Sprint PCS in its sole discretion.

"Shared Command Center Revenue" means that portion of Command Center Revenue which is directly attributable to data traffic on the Service Area Network, as determined by Sprint PCS. Shared Command Center Revenue includes the following categories of revenues collected by Sprint PCS from Command Center Customers relative to Command Center Products and Services: (i) MRCs; (ii) domestic voice, data and text overages; and (iii) activation, cancellation, suspension and standby fees. Shared Command Center revenue does not include revenues or fees which are not directly related to traffic on the Service Area Network, as determined by Sprint PCS in its sole discretion. The following items or amounts are not considered Shared Command Center Revenues (without limitation): (i) amounts payable for premium services; (ii) static IP related fees. (iii) secure VPN related fees; (iv) amounts payable for professional services; (v) Customer credits; (vi) write offs; (vii) international usage charges; (viii) amounts billed to Command Center Customers by Sprint PCS on behalf of third parties for products or services provided directly by third parties; and (ix) amounts collected from Customers and paid to governmental or regulatory authorities (e.g., Customer Taxes and USF Charges, and similar charges, to the extent applicable).

General Provisions

7.             Manager and Sprint PCS' Representations. Manager and Sprint PCS each represents and warrants that its respective execution, delivery and performance of its obligations described in this Addendum have been duly authorized by proper action of its governing body and do not and will not violate any material agreements to which it is a party. Each of Manager and Sprint PCS also represents and warrants that there are no legal or other claims, actions, counterclaims, proceedings or suits, at law or in arbitration or equity, pending or, to its knowledge, threatened against it, its Related Parties, officers or directors that question or may affect the validity of this Addendum, the execution and performance of the transactions contemplated by this Addendum or that party's right or obligation to consummate the transactions contemplated by this Addendum.

8.             Counterparts. This Addendum may be executed in one or more counterparts, including facsimile counterparts, and each executed counterpart will have the same force and effect as an original instrument as if the parties to the aggregate counterparts had signed the same instrument. The parties have caused this Addendum XIV to be executed as of the date first above written.

The parties have executed this Addendum XIV as of the Effective Date.

SPRINT SPECTRUM L.P.

By:	/s/ Traci Jovanovic
	Name:	Traci Jovanovic
	Title:	Vice President

WIRELESSCO, L.P.

By:	/s/ Traci Jovanovic
	Name:	Traci Jovanovic
	Title:	Vice President

APC PCS,LLC

By:	/s/ Traci Jovanovic
	Name:	Traci Jovanovic
	Title:	Vice President

PHILLIECO, L.P.

By:	/s/ Traci Jovanovic
	Name:	Traci Jovanovic
	Title:	Vice President

SPRINT COMMUNICATIONS COMPANY L.P.

By:	/s/ Traci Jovanovic
	Name:	Traci Jovanovic
	Title:	Vice President

SHENANDOAHPERSONAL COMMUNICATIONS, LLC (successor in interest to Shenandoah Personal Communications Company)

By:	/s/ Christopher E. French
	Name:	Christopher E. French
	Title:	President